Exhibit 3.39

ARTICLES OF INCORPORATION

OF

WORLDEX CORPORATION

We, the undersigned, hereby associate ourselves together for the purpose of becoming a corporation under the laws of the State of Florida, by and under the provisions of the Statutes of the State of Florida, providing for the formation, liability, rights, privileges, and immunities of corporations for profit.

ARTICLE I

The name of this corporation shall be:

WORLDEX CORPORATION

ARTICLE II

DURATION

This corporation shall have perpetual existence commencing on the date of the filing of these Articles with the Department of State.

ARTICLE III

PURPOSE

The general purposes for which this corporation is organized are:

1.             To engage in the business of structuring, managing, developing, owning, and constructing of real estate developments, and to generally do all things necessary and incidental to the operation of a real estate development or resort, including, but not limited to, consulting.

2.             To take, acquire, buy, hold, own, maintain, work, develop, sell, convey, lease, mortgage, exchange, improve and otherwise invest in and dispose of real estate and real property or any interest or rights therein without limit as to the amount; to do all things and engage in all activities necessary and proper or incidental to the business of investing in and developing real estate.

3.             To sell at wholesale and retail and to deal in any manner whatever in all types and descriptions of property; to do all things and engage in all activities necessary and proper or incidental in wholesale and retail business.

4.             To conduct and carry on the business of builders and contractors for the purpose of building, erecting, altering, repairing or doing any other work in connection with any and all classes of building and improvements of any kind and nature, whatsoever, including the building, rebuilding, alteration, repairing or improvement of houses, factories, buildings, works, or erections of every kind and description whatsoever including the location, laying out and constructing of roads, avenues, docks, slips, sewers, bridges, wells, walls, canals, railroads or street railways, power plants and generally in all classes of buildings, erections and works, both public and private, or integral parts thereof, and generally to do and perform any and all works as builders and contractors, and with that end in view to solicit, obtain, make, perform and carry out contracts covering the building and contracting business and the work connected therewith.

5.             To manufacturer, buy, sell, trade and deal in all and every kind of material product, manufactured and unmanufactured, iron, steel, wood, brick, cement, granite, stone, and other products and materials, including the quarrying of stone, to buy, acquire, hold, use, employ, mortgage, convey, lease, and dispose of patent rights, letters, patent processes, devices, inventions, trademarks, formulas, goodwill, and other rights, to land money on bonds secured by mortgage and real property and to make advances from time to time on bonds secured by mortgage and real property and to make advances from time to time on bonds secured by mortgage for future advances on real estate, but nothing herein set forth shall give or be construed to give         corporation any banking powers.

6.             To purchase, acquire, hold, and dispose of stocks, bonds, and other obligations including judgments, interest, accounts or debts of any corporation, domestic or foreign (except moneyed or transportation or banking, or insurance corporations) owning or controlling any articles which are or might be or become useful in the business of this company, and to purchase, acquire, hold and dispose of stocks, bonds, or other obligations including judgments, interest, accounts or debts of any corporation, domestic or foreign (except moneyed or transportation or banking or insurance corporation) engaged in a business similar to that of this company, or engaged in the manufacture, use or sale of property, or in the construction or operation of works necessary or useful in the business of this company, or in which, or in connection with which, the manufactured articles, product or property of this company may be used, or of any corporation with which this corporation is or may be used, or of any corporation with which this corporation is or may be authorized to consolidate according to law, and this company may issue in exchange therefor the stocks, bonds or other obligations of this company.

7.             To purchase, take and lease, or in exchange, hire or otherwise acquire any real or personal property, rights or privileges suitable or convenient for any of the purposes of this business, and to purchase, acquire, erect and construct, make improvements of buildings or machinery, stores or works, insofar as the same may be appurtenant to or useful for the conduct of the business as above specified, but only to the extent to which the company may be authorized by the statutes under which it is organized.

8.             To acquire and carry on all or any part of the business or property of any company engaged in a business similar to that authorized to be conducted by this company, or with which this company is authorized under the laws of this state to consolidate, or whose stock the company under the laws of this state and the provisions of this certificate is authorized to purchase and to undertake in conjunction therewith, any liabilities of any person, firm, association, or company described as aforesaid, possessing of property suitable for any of the purposes of this company, or for carrying on any business which this company is authorized to conduct, and as for the consideration for the same to pay cash or to issue shares, stocks and obligations of this company.

9.             To purchase, subscribe for or otherwise acquire and to hold the shares, stocks, or obligations of any company organized under the laws of this state or of any other state, or of any territory of the United States, or of any foreign country, except moneyed or transportation or banking or insurance corporations, and to sell or exchange the same, or upon the distribution of assets or divisions of profits, to distribute any such shares, stocks, or obligations or proceeds thereof among the stockholders of this company.

10.           To borrow or raise money for any purposes of the company, and to secure the same and interest, or for any other purpose, to mortgage all or any part of the property corporeal or incorporeal rights or franchises of this company now owned or hereafter acquired, and to create, issue, draw and accept and negotiate bonds and mortgages, bills of exchange, promissory notes or other obligations or negotiable instruments.

11.           To guarantee the payment of dividends or interest on any shares, stocks, debentures or other securities issued by, or any other contract or obligation of, any corporation described as aforesaid, whenever proper or necessary for the business of the company, and provided the required authority be first obtained for that purpose, and always subject to the limitations herein prescribed.

12.           To acquire by purchase or otherwise own, hold, buy, sell, convey, lease, mortgage or encumber real estate or other property, personal or mixed.

13.           To buy, sell, and generally trade in, store, carry and transport all kinds of goods, wares, merchandise, provisions and supplies.

14.           And further to do and perform and cause to be done or performed each, any and all of the acts and things above enumerated, and any and all other acts and things insofar as the same may be incidental to or included in any or all of the general powers given, always provided on the grant of the foregoing enumerated powers is upon the express condition precedent that the various powers above enumerated shall be exercised by said company only in case the same are authorized to be exercised by the acts above recited under which said company is organized, and the same shall be exercised by said company only in the manner and to the extent that the same may be authorized to be exercised under the said acts above recited under which it was organized. The said corporation may perform any part of its business outside of the State of Florida, in the other states or colonies of the United States of America, and in all foreign countries.

ARTICLE IV

CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any time is: 100,000 shares of common stock with a par value of 10¢ per share; voting shall be non-cumulative.

ARTICLE V

PRE-EMPTIVE RIGHTS

Every shareholder, upon the sale for cash of any new stock of this corporation shall have the right to purchase his pro-rata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.

ARTICLE VI

INITIAL REGISTERED OFFICE AND AGENT

The street address of initial registered office of this corporation is 7000 S. W. 62nd Avenue, Suite 311, South Miami, Florida, and the name of the initial registered agent of this corporation at that address is Mark G. Langer.

ARTICLE VII

INITIAL BOARD OF DIRECTORS

This corporation shall have five (5) directors constituting the initial board of directors. The number of directors may be either increased or decreased from time to time by the by-laws. The names and addresses of the initial board of directors of this corporation are:

Mark G. Langer	Thomas J. Davis, Jr.	Kenneth V. Knight
7000 SW 62nd Ave.	7000 S. W. 62nd Avenue	700 SW 62nd Avenue
Suite 311	Suite 306	Suite 306
S. Miami, FL 33143	South Miami, Florida 33143	S. Miami, FL 33143

	Mario F. Rodriguez	Allen F. Burkett
	7000 S. W. 62nd Avenue	7000 SW 62nd Avenue
	Suite 306	Suite 306
	South Miami, Florida 33143	S. Miami, FL 33143

ARTICLE VIII

INCORPORATORS

The names and addresses of each person signing these Articles are:

Thomas J. Davis, Jr.

7000 S. W. 62nd Avenue

Suite 306

South Miami, Florida 33143

Mario F. Rodriguez

7000 S. W. 62nd Avenue

Suite 306

South Miami, Florida 33143

ARTICLE IX

INDEMNIFICATION

The corporation shall indemnify any officer or director or any former officer or director to the full extent permitted by law.

ARTICLE X

AMENDMENT

This corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 20th day of May, 1981.

/s/ Thomas J. Davis, Jr.
THOMAS J. DAVIS, JR.

/s/ Mario F. Rodriguez

MARIO F. RODRIGUEZ

STATE OF FLORIDA	)
	)	SS
SS COUNTY OF DADE	)

BEFORE ME, a notary public authorized to take acknowledgments in the State and County set forth above, personally appeared THOMAS J. DAVIS, JR. and MARIO F. RODRIGUEZ known by me to be the persons who executed the foregoing Articles of Incorporation and they acknowledged before me that they executed those Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal in the State and County aforesaid this 20th day of May, 1981.

/s/ Illegible
NOTARY PUBLIC, STATE OF FLORIDA
AT LARGE

My commission expires:

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICES OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

In pursuance of Chapter 48.091, Florida Statutes, the following is submitted, in compliance with said Act:

First—That	WORLDEX CORPORATION

desiring to organize under the laws of the State of			Florida	with its principal

office, as indicated in the articles of incorporation at City of			Miami	County of

Dade	, State of	Florida	has named	Mark G. Langer

located at	7000 S. W. 62nd Avenue, Ste 311, Miami, Florida 33143
(Street address and number of building,
Post Office Box address not acceptable)

City of	Miami	, County of	Dade	, State of Florida, as its agent

to accept service of process within this state.

ACKNOWLEDGMENT:     (MUST BE SIGNED BY DESIGNATED AGENT)

Having been named to accept service of process for the above stated corporation, at place designated in this certificate, I hereby accept to act in this capacity, and agree to comply with the provision of said Act relative to keeping open said office.

By	/s/ Mark G. Langer
(Resident Agent)